Exhibit 99.1

August 18, 2020	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ELECTS THREE NEW MEMBERS TO BOARD OF DIRECTORS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Tastykake, and other bakery foods, today announced that its board of directors elected three new independent directors effective August 14, 2020, expanding the board from eight to 11 members:

•	Edward J. Casey, Jr., chief executive officer of IDEMIA Identity & Security NA;

•	Thomas C. Chubb, III, chairman, chief executive officer and president of Oxford Industries, Inc.; and

•	Terry S. Thomas, executive vice president, chief customer officer US of the Unilever Group.

“We welcome Ed, Tom, and Terry as new independent directors of the Flowers board,” said George E. Deese, chairman of the board of Flowers Foods. “Our board has long focused on bringing in new directors with the right mix of skills and experience that complement our existing board members and will help guide the company forward. These seasoned executives bring important expertise and we welcome their contributions.”

Commenting on the board elections, Ryals McMullian, Flowers Foods’ president and chief executive officer, said, “I couldn’t be more excited about our new board members, whose knowledge and experience extends across international business, M&A, IT strategies, brand building, and retail and customer insights. Their fresh perspectives will be invaluable as we execute our strategies to optimize our portfolio, unleash the full potential of our brands and drive innovation and profitability.”

Ed Casey, 62, has served as chief executive officer of the North American business for IDEMIA, a global leader in identity and digital security technologies, since 2018. Previously, he served as acting chief executive officer, chief operating officer, and a member of the board of Serco Group plc, a provider of public services in defense, transportation, immigration, healthcare, and other sectors based in the United Kingdom, and served as chairman and chief executive officer of Serco’s North American business. Casey also has served as group president of LG&E Energy, as president and chief operating officer of Tenneco Energy, and was founder and chief executive officer of NP Energy, an energy marketing firm. He holds a bachelor’s degree in economics from Harvard College and an MBA from the University of Virginia’s Darden School of Business.

Tom Chubb, 56, has served as chairman, chief executive officer and president of Oxford Industries, a publicly held, lifestyle apparel company with a brand portfolio that includes Tommy Bahama, Lilly Pulitzer, Southern Tide, The Beaufort Bonnet Company, and Duck Head, since 2015. During the course of his career with Oxford Industries, which spans more than 30 years, he was named vice president, general counsel, and secretary in 1999; executive vice president in 2004; president in 2009; a member of the board in 2012; and chief executive officer and president in 2013. Chubb holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and a juris doctorate from the University of Georgia School of Law.

Terry Thomas, 51, has served as executive vice president, chief customer officer US for the Unilever Group, a global food, personal care, and household products company, since 2019. During his career with Unilever, he was named sector vice president of customer development in 2013 and senior vice president of customer development, U.S. grocery channel, DSD & natural channel in 2018. Prior to joining Unilever, Thomas worked for PepsiCo, Inc. for 13 years, serving as vice president and general manager of various business channels, including small format, global convenience, gas, drug, dollar, and super regional grocery. Thomas also held management positions at the Coca-Cola Company, Clorox Company, and Procter & Gamble Company. He holds a bachelor’s degree in economics from Northwestern University and an MBA from the Kellogg School of Management at Northwestern University.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2019 sales of $4.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380